Pricing Supplement Dated December 12, 1995                  Rule 424(b)(3)

(To Prospectus Dated October 20, 1995)                      File No. 33-63463

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       J. P. Morgan
Principal Amount:            $60,000,000
Agent's Discount
  or Commission:             $105,000
Net Proceeds to Company:     $59,895,000
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  12/18/95
Maturity Date:               12/18/97
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Determination Date: Each March 14, June 14, September 14 and
                             December 14. If the above specific dates are not good London banking days the rate will be set on the next following good London banking day. First interest determination date December 14, 1995.

Interest Reset Dates:  Each March 16, June 16, September 16, and December 16.
                       First interest rate period December 18, 1995 to March 16, 1996.

Interest Payment Dates: Each March 16, June 16, September 16, and December 16
                        commencing March 16, 1996 and ending September 16, 1997 and a final date of December 18, 1997.

Index Maturity:         3 Months
Spread (+/-):           +.075%

Day Count Convention:
      /X/ Actual/360 for the period from  12/18/95 to 12/18/97
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.


Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry                / /  Certificated